EXHIBIT 10.20

       AMENDMENT TO EMPLOYMENT AND STOCK GRANT AGREEMENTS


     THIS AMENDMENT TO EMPLOYMENT AND STOCK GRANT AGREEMENTS (the "Amendment") is made effective as of March 16, 1995, by and between Ross Stores, Inc. (the "Company") and Melvin A. Wilmore (the "Executive"). The Executive and the Company previously entered into an Employment Agreement of March 15, 1994 (the "Agreement") and the Ross Stores, Inc. Stock Grant Agreement dated March 15, 1994 (the "Grant"), and it is now the intention of the Executive and the Company to amend the Agreement and the Grant as set forth below. Accordingly, the Executive and the Company now enter into this Amendment.

     I. The Executive and the Company hereby amend the Agreement as follows:

          A.   Term.     The termination date referred to in the
second line of paragraph 1 of the Agreement is changed to February 3, 1997.

          B. Salary. The Executive's salary, referenced in paragraph 4(a) of the Agreement, shall be not less than $430,000 per annum.

          C. Termination by Death. Paragraph 7(a) of the Agreement is amended to read in its entirety as follows: "Death. The
Executive's employment shall terminate upon his death".

          D.   Compensation and Benefits Upon Death.

               (1) In the event of the Executive's death, he (or his designee or his estate) shall not be entitled to receive any of the compensation or benefits set forth in paragraph 9(a) of the Agreement, which paragraph is amended to read in its entirety as follows:

               Disability, Without Cause or For Good Reason. If the Executive's employment terminates pursuant to paragraph 7(b)
[Disability], (d) [Without Cause] or (e) [For Good Reason], the
Company shall:

                    (i) Salary: continue to pay the Executive his then-current salary through the remaining term of this Agreement as defined in paragraph 1;

                    (ii) Bonus: continue to pay the Executive an annual bonus(es) throughout such remaining term; each such bonus shall be in an amount equal to the greater of (A) the Executive's bonus during the year prior to his termination or (B) the bonus that the Executive would have earned under the Company's bonus plan in the year that he was terminated had he remained in its employment; provided, however, that such post-termination bonuses shall not exceed the lesser of the 100% targeted amounts for those bonus payments in the prior and then-current year, and such bonuses shall not be paid until due under the Company's present bonus plan;

                    (iii)     Stock Options:  with respect to any
stock options granted to the Executive by the Company, the Executive shall immediately become vested in any unvested stock options upon such termination; and

                    (iv) Restricted Stock: with respect to any restricted stock granted to the Executive by the Company which has not become vested as of such termination, the Executive shall immediately become vested in a pro rata portion of such unvested stock in accordance with the terms of the applicable stock grant agreements. The Company shall have no further obligations to the Executive as a result of such termination except as set forth in paragraph 12.

               (2) Paragraph 9(d) of the Agreement is amended to read in its entirety as follows:

               Death or Voluntary Termination. If the Executive's employment terminates pursuant to paragraph 7(a)[Death] or 7(g) [Voluntary Termination], he (or his designee or his estate) shall be paid his salary through his termination date and not thereafter. He (or his designee or his estate) shall not be entitled to any bonus payments that were not fully earned prior to his termination date, and he (or his designee or his estate) shall not be entitled to any pro-rated bonus payment for the year in which his employment terminates. Any stock options granted to the Executive by the Company will continue to vest only through the date on which his employment terminates [provided, however, that if the Executive's employment terminates as a result of his voluntary termination (but not as a result of his death) within six months after a Change of Control, the Executive shall immediately become fully-vested in any unvested stock options previously granted to him by the Company] and any restricted stock that was granted to the Executive by the Company that is unvested as of the date on which his employment terminates will automatically be reacquired by the Company and the Executive (or his designee or his estate) shall have no further rights with respect to such restricted stock. The Company shall have no further obligations to the Executive as a result of the termination of his employment pursuant to paragraph 7(a) [Death] or 7(g) [Voluntary Termination].

          E.   Life Insurance Option.  Paragraph 9(f) ("Option to
Elect Life Insurance Coverage") is deleted in its entirety from the Agreement and shall be of no further legal force or effect.

          F. No Other Modifications. Except as modified by this Amendment, the Agreement shall remain in full force and effect.

     II. The Executive and the Company hereby amend the Grant as follows:

          A. No Vesting Upon Death. The phrase "(a)[Death]," is hereby deleted from the third line of paragraph 3(a)(vii) of the Grant.

          B.   Company Reacquisition Upon Death.  The phrase
"7(a)[Death]," is hereby added following the word "paragraph" in the second line of paragraph 3(b) of the Grant.

          C.   No Other Modification.  Except as modified by this
Amendment, the Grant shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment to Employment and Stock Grant Agreements effective as of the date and year first above written.



ROSS STORES, INC.                            EXECUTIVE


By: /s/G. Orban                              /s/M. Wilmore
  George P. Orban                            Melvin A. Wilmore
  Chairman, Compensation Committee